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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                                               Commission File Number: 0-26874

                              NOTIFICATION OF LATE FILING

(CHECK ONE):  / / Form 10-KSB / / Form 11-K / / Form 20-F /X/ Form 10-QSB

                 For Period Ended: May 2, 1998
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

International Cutlery, Ltd.

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Full Name of Registrant

N/A

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Former Name if Applicable

127 West 25th Street

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Address of Principal Executive Office (Street and Number)

New York, New York 10001

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City, State and Zip Code

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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 /X/   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 /X/   (b)  The subject annual report on Form 10-QSB, will be filed on or before the fifth calendar day following the prescribed due date; and
 / /   (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why the subject annual report on Form 10-QSB could not be filed within the prescribed time period.

The Company is unable to file its form 10-QSB within the prescribed period due to ministerial difficulties without unreasonable effort or expense. The Company was unable to complete its financial statements by the 45th day after the Company's fiscal quarter end. The absence of the completed financial statements prevents the Company from filing the balance of the report because such financial statements are integral to the balance of the report. The Company fully expects to be able to file within the additional time allowed by this report.


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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    James G. Smith                                          (212) 752-9700
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


    International Cutlery, Ltd. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




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                 (Name of Registrant as Specified in Charter)


    Date:  June 15, 1998                           By /s/ JOEL J. SILVER
                                                      Joel J. Silver
                                                      President and
                                                      Chief Executive Officer

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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________ATTENTION__________________________________

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
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